UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2014

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky 41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 5, 2014, Ashland Inc. (“Ashland”) entered into uncollared accelerated share repurchase agreements (each, an “ASR Agreement”) with each of Deutsche Bank AG, London Branch (“Deutsche Bank”) and J.P. Morgan Securities LLC, as agent for  JPMorgan Chase Bank, N.A. (“JPMorgan”) to repurchase an aggregate of $750 million of Ashland’s common stock. The ASR Agreements are part of Ashland’s previously announced $1.35 billion share repurchase authorization.

Under the terms of the ASR Agreements, on August 5, 2014, Ashland made a $375 million payment to each of Deutsche Bank and JPMorgan and received from each of them an initial delivery of approximately 3.0 million shares of Ashland’s common stock, based on current market prices.  The final number of shares to be repurchased will be based on the volume-weighted average stock price of Ashland’s common stock during the term of the transaction, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreements. At settlement, under certain circumstances, each of Deutsche Bank and JPMorgan may be required to deliver additional shares of common stock to Ashland, or under certain circumstances, Ashland may be required to deliver shares of common stock or to make a cash payment, at its election, to Deutsche Bank and JPMorgan. The final settlement of the transactions under the ASR Agreements is scheduled to occur in June 2015 but may be terminated early in certain circumstances.

Each of the ASR Agreements contains customary terms for these types of transactions, including, but not limited to, the mechanisms to determine the number of shares or the amount of cash that will be delivered at settlement, the required timing of delivery of the shares, the specific circumstances under which adjustments may be made to the transactions, the specific circumstances under which the transactions may be terminated prior to its scheduled maturity and various acknowledgements, representations and warranties made by Ashland and Deutsche Bank or JPMorgan, as applicable, to one another.

From time to time, Deutsche Bank, JPMorgan and/or their affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with Ashland for which they have received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Agreements does not purport to be complete and is qualified in its entirety by reference to the ASR Agreements, copies of which are attached as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Ashland believes that its expectations and assumptions above are reasonable, but there can be no assurance that the expectations reflected, including the aggregate number and dollar amount of shares to be repurchased under, and the timing of completion of, the ASR Agreements, will be achieved.

Item 8.01. Other Events

On August 6, 2014, Ashland announced that it has established Rule 10b5-1 trading plans with each of Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) and J.P. Morgan Securities LLC (“JPMorgan Securities”) to repurchase an aggregate of $250 million of Ashland’s common stock in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act, as amended. These plans are part of Ashland’s previously announced $1.35 billion share repurchase authorization and are in addition to the $750 million accelerated share repurchase programs described in Item 1.01 above.

Under terms of the Rule 10b5-1 plans, Deutsche Bank Securities and JPMorgan Securities will purchase a pre-determined number of shares on various trading days dependent upon Ashland’s prevailing stock price on that date.  The term of the plans is through June 30, 2015, although they may be completed earlier based on market conditions and other factors.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Deutsche Bank Securities and JPMorgan Securities will have the authority under the terms and limitations specified in the plans to repurchase shares on Ashland’s behalf in accordance with the terms of the plans. Repurchases are subject to Securities and Exchange Commission regulations as well as certain price, market volume and timing constraints specified in the agreements.

Ashland believes that its expectations and assumptions above are reasonable, but there can be no assurance that the expectations reflected, including the aggregate number and dollar amount of shares to be repurchased under, and the timing of completion of, the Rule 10b5-1 trading plans, will be achieved.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Master Confirmation - Uncollared Accelerated Share Repurchase, dated August 5, 2014, between Ashland Inc. and Deutsche Bank AG, London Branch

10.2	Master Confirmation – Uncollared Accelerated Share Repurchase, dated August 5, 2014, between Ashland Inc. and J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

August 6, 2014	By:	/s/ Peter J. Ganz
Name: Peter J. Ganz
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description

10.1	Master Confirmation - Uncollared Accelerated Share Repurchase, dated August 5, 2014, between Ashland Inc. and Deutsche Bank AG, London Branch

10.2	Master Confirmation – Uncollared Accelerated Share Repurchase, dated August 5, 2014, between Ashland Inc. and J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, N.A.